Jammin Java Corp. 10-K

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-1848860, 333-191780 and 333-210409) of Jammin Java Corp. (hereinafter referred to as the “Company”) of our report dated May 6, 2016 relating to our audits of the Company’s January 31, 2016 and 2015 financial statements, which appear in this annual report on Form 10-K of Jammin Java Corp. Our aforementioned audit report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Squar Milner LLP (formerly SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP)

Newport Beach, California

May 6, 2016